SUPPLEMENT dated July 2, 2007
(to Prospectus Supplement dated June 27, 2007
to Prospectus Dated February 13, 2007)

$784,569,993
(Approximate)

Mortgage Pass-Through Certificates, Series 2007-4F

GSR Mortgage Loan Trust 2007-4F
Issuing Entity
GS Mortgage Securities Corp.
Depositor
Goldman Sachs Mortgage Company
Sponsor
Wells Fargo Bank, N.A.
Master Servicer and Securities Administrator
U.S. Bank National Association
Trustee
Avelo Mortgage L.L.C.
Countrywide Home Loans Servicing LP
Fifth Third Mortgage Company
GMAC Mortgage, LLC
National City Mortgage Co.
SunTrust Mortgage, Inc.
Washington Mutual Bank
Wells Fargo Bank, N.A.
Servicers

The “Average Scheduled Principal Balance” of each of Collateral Group 1 and Collateral Group P, Collateral Group 2, Collateral Group 3, Collateral Group 4, Collateral Group 5, Collateral Group 6 and Collateral Group 7 on pages S-10 and S-11 is hereby deleted and replaced with $541,838, $587,936, $576,885, $535,204, $504,938, $480,686 and $427,935, respectively.

The “Average Current Principal Balance of the Mortgage Loans” of each of Collateral Group 1 and Collateral Group P, Collateral Group 2, Collateral Group 3, Collateral Group 4, Collateral Group 5, Collateral Group 6 and Collateral Group 7 on pages S-43 and S-44 is hereby deleted and replaced with $541,838, $587,936, $576,885, $535,204, $504,938, $480,686 and $427,935, respectively.

“Fifth Third Mortgage Company (“Fifth Third”),” is hereby added after “(“Countrywide Home Loans”),” in the third line of the third full paragraph on page S-45, and “Fifth Third” is hereby added after “Countrywide Home Loans,” in the eighth line of the same paragraph on page S-46.

Certain tables in Appendix B to the Prospectus Supplement on pages S-B-5, S-B-7, S-B-29, S-B-38, S-B-48, S-B-58, S-B-64, S-B-68, S-B-71, S-B-72, S-B-76, S-B-77, S-B-82, S-B-86, S-B-87, S-B-91, S-B-92 and S-B-93 are hereby replaced in their entirety by the following:

_________________

All other portions of the Prospectus Supplement shall remain unchanged. Capitalized terms used but not defined herein have the meanings assigned to them in the accompanying Prospectus Supplement.

LOAN PURPOSE - ALL LOANS

Loan Purpose	Number of Mortgage Loans	Aggregate Scheduled Principal Balance as of the Cut-Off Date(1)	Percentage of the Aggregate Scheduled Principal Balance of the Mortgage Loans(1)
Cashout Refinance	601	$308,148,234	39.00%
Purchase	459	276,329,432	34.97
Rate/Term Refinance	354	205,623,077	26.02
Total:	1,414	$790,100,742	100.00%
____________

(1)	Column may not add to total due to rounding.

PRIMARY MORTGAGE INSURANCE - ALL LOANS

Primary Mortgage Insurance (PMI)	Number of Mortgage Loans	Aggregate Scheduled Principal Balance as of the Cut-Off Date(1)	Percentage of the Aggregate Scheduled Principal Balance of the Mortgage Loans(1)
CLTV(2) less than or equal to 80%	1,375	$775,968,229	98.21%
CLTV(2) greater than 80% and Insured	26	11,081,440	1.40
CLTV(2) greater than 80% and Uninsured	13	3,051,073	0.39
Total:	1,414	$790,100,742	100.00%
____________

(1)	Column may not add to total due to rounding.

(2)	"CLTV" means current loan-to-value ratio.

CURRENT PRINCIPAL BALANCES - COLLATERAL GROUP 1
AND COLLATERAL GROUP P LOANS

Range of Current Principal Balances	Number of Mortgage Loans	Aggregate Scheduled Principal Balance as of the Cut-Off Date(1)	Percentage of the Aggregate Scheduled Principal Balance of Collateral Group 1 and Collateral Group P Loans(1)
$ 50,000.01 - $ 200,000.00	6	$520,559	1.82%
$ 200,000.01 - $ 350,000.00	19	2,414,552	8.43
$ 350,000.01 - $ 500,000.00	50	8,179,914	28.54
$ 500,000.01 - $ 650,000.00	51	8,949,727	31.23
$ 650,000.01 - $ 800,000.00	12	2,848,039	9.94
$ 800,000.01 - $ 950,000.00	9	2,247,997	7.84
$ 950,000.01 - $1,100,000.00	4	964,674	3.37
$1,100,000.01 and Above	5	2,531,361	8.83
Total:	156	$28,656,823	100.00%
____________

(1)	Column may not add to total due to rounding.

As of the Cut-Off Date, the current principal balances of Collateral Group 1 and Collateral Group P Loans ranged from approximately $81,301 to $1,483,266, with an average of approximately $541,838.

CURRENT PRINCIPAL BALANCES - COLLATERAL GROUP 2 LOANS

Range of Current Principal Balances	Number of Mortgage Loans	Aggregate Scheduled Principal Balance as of the Cut-Off Date(1)	Percentage of the Aggregate Scheduled Principal Balance of Collateral Group 2 Loans(1)
$ 50,000.01 - $ 200,000.00	11	$759,457	0.46%
$ 200,000.01 - $ 350,000.00	25	4,847,738	2.92
$ 350,000.01 - $ 500,000.00	116	35,387,009	21.34
$ 500,000.01 - $ 650,000.00	156	61,303,207	36.97
$ 650,000.01 - $ 800,000.00	52	26,095,663	15.74
$ 800,000.01 - $ 950,000.00	19	10,957,903	6.61
$ 950,000.01 - $1,100,000.00	17	11,228,402	6.77
$1,100,000.01 and Above	16	15,260,291	9.20
Total:	412	$165,839,670	100.00%
____________

(1)	Column may not add to total due to rounding.

As of the Cut-Off Date, the current principal balances of the Mortgage Loans in Collateral Group 2 ranged from approximately $80,792 to $2,213,522, with an average of approximately $587,936.

CURRENT PRINCIPAL BALANCES - COLLATERAL GROUP 3 LOANS

Range of Current Principal Balances	Number of Mortgage Loans	Aggregate Scheduled Principal Balance as of the Cut-Off Date(1)	Percentage of the Aggregate Scheduled Principal Balance of Collateral Group 3 Loans(1)
Below or equal to $ 50,000.00	3	$42,257	0.01%
$ 50,000.01 - $ 200,000.00	77	6,335,110	1.46
$ 200,000.01 - $ 350,000.00	35	6,260,002	1.44
$ 350,000.01 - $ 500,000.00	269	95,679,995	21.99
$ 500,000.01 - $ 650,000.00	329	143,087,170	32.89
$ 650,000.01 - $ 800,000.00	144	79,053,522	18.17
$ 800,000.01 - $ 950,000.00	48	35,189,617	8.09
$ 950,000.01 - $1,100,000.00	43	32,876,417	7.56
$1,100,000.01 and Above	29	36,576,668	8.41
Total:	977	$435,100,757	100.00%
____________

(1)	Column may not add to total due to rounding.

As of the Cut-Off Date, the current principal balances of the Mortgage Loans in Collateral Group 3 ranged from approximately $10,362 to $2,397,500, with an average of approximately $576,885.

CURRENT PRINCIPAL BALANCES - COLLATERAL GROUP 4 LOANS

Range of Current Principal Balances	Number of Mortgage Loans	Aggregate Scheduled Principal Balance as of the Cut-Off Date(1)	Percentage of the Aggregate Scheduled Principal Balance of Collateral Group 4 Loans(1)
Below or equal to $ 50,000.00	3	$61,280	0.08%
$ 50,000.01 - $ 200,000.00	72	3,405,034	4.24
$ 200,000.01 - $ 350,000.00	32	3,577,714	4.46
$ 350,000.01 - $ 500,000.00	151	18,223,817	22.71
$ 500,000.01 - $ 650,000.00	181	26,016,508	32.42
$ 650,000.01 - $ 800,000.00	83	16,624,137	20.71
$ 800,000.01 - $ 950,000.00	21	3,387,546	4.22
$ 950,000.01 - $1,100,000.00	25	5,472,444	6.82
$1,100,000.01 and Above	11	3,486,746	4.34
Total:	579	$80,255,226	100.00%
____________

(1)	Column may not add to total due to rounding.

As of the Cut-Off Date, the current principal balances of the Mortgage Loans in Collateral Group 4 ranged from approximately $10,362 to $2,347,174, with an average of approximately $535,204.

PRIMARY MORTGAGE INSURANCE - COLLATERAL GROUP 4 LOANS

Primary Mortgage Insurance (PMI)	Number of Mortgage Loans	Aggregate Scheduled Principal Balance as of the Cut-Off Date(1)	Percentage of the Aggregate Scheduled Principal Balance of Collateral Group 4 Loans(1)
CLTV(2) less than or equal to 80%	554	$77,236,502	96.24%
CLTV(2) greater than 80% and Insured	14	1,574,579	1.96
CLTV(2) greater than 80% and Uninsured	11	1,444,144	1.80
Total:	579	$80,255,226	100.00%
____________

(1)	Column may not add to total due to rounding.

(2)	"CLTV" means current loan-to-value ratio.

CURRENT PRINCIPAL BALANCES - COLLATERAL GROUP 5 LOANS

Range of Current Principal Balances	Number of Mortgage Loans	Aggregate Scheduled Principal Balance as of the Cut-Off Date(1)	Percentage of the Aggregate Scheduled Principal Balance of Collateral Group 5 Loans(1)
Below or equal to $ 50,000.00	2	$58,800	0.44%
$ 50,000.01 - $ 200,000.00	7	563,013	4.23
$ 200,000.01 - $ 350,000.00	2	298,313	2.24
$ 350,000.01 - $ 500,000.00	21	4,157,630	31.20
$ 500,000.01 - $ 650,000.00	22	4,827,899	36.23
$ 650,000.01 - $ 800,000.00	4	1,690,753	12.69
$ 800,000.01 - $ 950,000.00	2	532,634	4.00
$ 950,000.01 - $ 1,100,000.00	4	1,195,593	8.97
Total:	64	$13,324,636	100.00%
____________

(1)	Column may not add to total due to rounding.

As of the Cut-Off Date, the current principal balances of the Mortgage Loans in Collateral Group 5 ranged from approximately $44,209 to $1,092,927, with an average of approximately $504,938.

ORIGINAL LOAN-TO-VALUE RATIOS - COLLATERAL GROUP 5 LOANS

Original Loan-To-Value Ratio (%)	Number of Mortgage Loans	Aggregate Scheduled Principal Balance as of the Cut-Off Date(1)	Percentage of the Aggregate Scheduled Principal Balance of Collateral Group 5 Loans(1)
Below or equal to 50.000	13	$2,106,079	15.81%
50.001 - 60.000	6	2,114,923	15.87
60.001 - 70.000	19	3,869,607	29.04
70.001 - 75.000	8	1,980,789	14.87
75.001 - 80.000	18	3,253,238	24.42
Total:	64	$13,324,636	100.00%
____________

(1)	Column may not add to total due to rounding.

At origination, the weighted average loan-to-value ratio of the Mortgage Loans in Collateral Group 5 was approximately 64.52%.

SCHEDULED YEAR OF MATURITY - COLLATERAL GROUP 5 LOANS

Scheduled Year of Maturity	Number of Mortgage Loans	Aggregate Scheduled Principal Balance as of the Cut-Off Date(1)	Percentage of the Aggregate Scheduled Principal Balance of Collateral Group 5 Loans(1)
2016	1	$58,059	0.44%
2018	1	793,144	5.95
2019	2	723,629	5.43
2020	1	45,536	0.34
2021	8	1,677,372	12.59
2022	5	750,498	5.63
2025	3	518,188	3.89
2026	1	385,095	2.89
2027	42	8,373,113	62.84
Total:	64	$13,324,636	100.00%
____________

(1)	Column may not add to total due to rounding.

The weighted average stated remaining term of the Mortgage Loans in Collateral Group 5 as of the Cut-Off Date is approximately 213 months. The latest scheduled maturity of any of the Mortgage Loans in Collateral Group 5 is May 1, 2027.

DOCUMENTATION TYPE - COLLATERAL GROUP 5 LOANS

Documentation Type	Number of Mortgage Loans	Aggregate Scheduled Principal Balance as of the Cut-Off Date(1)	Percentage of the Aggregate Scheduled Principal Balance of Collateral Group 5 Loans(1)
Full/Alternate Documentation	32	$6,637,779	49.82%
Stated Income Stated Assets	1	58,059	0.44
Stated Income Verified Assets	30	6,539,783	49.08
Streamline Documentation	1	89,015	0.67
Total:	64	$13,324,636	100.00%
____________

(1)	Column may not add to total due to rounding.

GROSS COUPON - COLLATERAL GROUP 6 LOANS

Gross Coupon (%)	Number of Mortgage Loans	Aggregate Scheduled Principal Balance as of the Cut-Off Date(1)	Percentage of the Aggregate Scheduled Principal Balance of Collateral Group 6 Loans(1)
5.500 - 5.999	13	$1,452,095	3.11%
6.000 - 6.499	101	40,752,140	87.14
6.500 - 6.999	37	4,514,352	9.65
7.000 - 7.499	1	26,222	0.06
7.500 - 7.999	1	19,830	0.04
Total:	153	$46,764,638	100.00%
____________

(1)	Column may not add to total due to rounding.

As of the Cut-Off Date, the mortgage interest rates for the Mortgage Loans in Collateral Group 6 ranged from approximately 5.800% per annum to 7.990% per annum, with a weighted average of approximately 6.217% per annum.

CURRENT PRINCIPAL BALANCES - COLLATERAL GROUP 6 LOANS

Range of Current Principal Balances	Number of Mortgage Loans	Aggregate Scheduled Principal Balance as of the Cut-Off Date(1)	Percentage of the Aggregate Scheduled Principal Balance of Collateral Group 6 Loans(1)
Below or equal to $ 50,000.00	10	$211,628	0.45%
$ 50,000.01 - $ 200,000.00	19	791,379	1.69
$ 200,000.01 - $ 350,000.00	2	156,778	0.34
$ 350,000.01 - $ 500,000.00	53	15,047,166	32.18
$ 500,000.01 - $ 650,000.00	47	18,005,329	38.50
$ 650,000.01 - $ 800,000.00	12	5,069,410	10.84
$ 800,000.01 - $ 950,000.00	1	706,715	1.51
$ 950,000.01 - $1,100,000.00	6	4,107,475	8.78
$1,100,000.01 and Above	3	2,668,757	5.71
Total:	153	$46,764,638	100.00%
____________

(1)	Column may not add to total due to rounding.

As of the Cut-Off Date, the current principal balances of the Mortgage Loans in Collateral Group 6 ranged from approximately $22,189 to $1,482,888, with an average of approximately $480,686.

PROPERTY ZIP CODES - COLLATERAL GROUP 6 LOANS

Zip Codes	Number of Mortgage Loans	Aggregate Scheduled Principal Balance as of the Cut-Off Date(1)	Percentage of the Aggregate Scheduled Principal Balance of Collateral Group 6 Loans(1)
60610	1	$1,408,043	3.01%
98072	1	1,038,281	2.22
92657	1	928,988	1.99
77077	1	870,044	1.86
92648	2	818,489	1.75
34242	1	744,884	1.59
20878	1	706,715	1.51
11040	2	680,011	1.45
80304	1	678,207	1.45
60184	2	627,781	1.34
Other	140	38,263,195	81.82
Total:	153	$46,764,638	100.00%
____________

(1)	Column may not add to total due to rounding.

CURRENT PRINCIPAL BALANCES - COLLATERAL GROUP 7 LOANS

Range of Current Principal Balances	Number of Mortgage Loans	Aggregate Scheduled Principal Balance as of the Cut-Off Date(1)	Percentage of the Aggregate Scheduled Principal Balance of Collateral Group 7 Loans(1)
Below or equal to $50,000.00	10	$205,698	1.02%
$ 50,000.01 - $ 200,000.00	18	991,920	4.92
$ 200,000.01 - $ 350,000.00	2	459,360	2.28
$ 350,000.01 - $ 500,000.00	34	6,911,655	34.29
$ 500,000.01 - $ 650,000.00	29	6,891,384	34.19
$ 650,000.01 - $ 800,000.00	9	2,643,705	13.11
$ 950,000.01 - $1,100,000.00	2	679,451	3.37
$1,100,000.01 and Above	2	1,375,820	6.82
Total:	106	$20,158,993	100.00%
____________

(1)	Column may not add to total due to rounding.

As of the Cut-Off Date, the current principal balances of the Mortgage Loans in Collateral Group 7 ranged from approximately $22,189 to $1,482,888, with an average of approximately $427,935.

COMBINED LOAN-TO-VALUE RATIOS - COLLATERAL GROUP 7 LOANS

Combined Loan-To-Value Ratio (%)	Number of Mortgage Loans	Aggregate Scheduled Principal Balance as of the Cut-Off Date(1)	Percentage of the Aggregate Scheduled Principal Balance of Collateral Group 7 Loans(1)
Below or equal to 50.000	19	$2,189,078	10.86%
50.001 - 60.000	16	4,135,666	20.52
60.001 - 70.000	17	2,747,880	13.63
70.001 - 75.000	10	1,904,962	9.45
75.001 - 80.000	35	6,859,049	34.02
80.001 - 85.000	3	184,244	0.91
85.001 - 90.000	6	2,138,115	10.61
Total:	106	$20,158,993	100.00%
____________

(1)	Column may not add to total due to rounding.

As of the Cut-Off Date, the weighted average combined loan-to-value ratio of the Mortgage Loans in Collateral Group 7 was approximately 69.23%.

PROPERTY ZIP CODES - COLLATERAL GROUP 7 LOANS

Zip Codes	Number of Mortgage Loans	Aggregate Scheduled Principal Balance as of the Cut-Off Date(1)	Percentage of the Aggregate Scheduled Principal Balance of Collateral Group 7 Loans(1)
10960	1	$1,260,455	6.25%
34108	1	657,377	3.26
19348	2	647,528	3.21
91436	1	582,779	2.89
28803	1	578,376	2.87
23455	1	531,111	2.63
33414	1	517,892	2.57
60712	1	514,127	2.55
94510	1	511,407	2.54
99362	1	488,055	2.42
Other	95	13,869,884	68.80
Total:	106	$20,158,993	100.00%
____________

(1)	Column may not add to total due to rounding.

STATED REMAINING TERM - COLLATERAL GROUP 7 LOANS

Stated Remaining Term (Months)	Number of Mortgage Loans	Aggregate Scheduled Principal Balance as of the Cut-Off Date(1)	Percentage of the Aggregate Scheduled Principal Balance of Collateral Group 7 Loans(1)
1 - 60	1	$10,650	0.05%
61 - 120	9	510,313	2.53
121 - 180	21	2,038,899	10.11
181 - 240	75	17,599,131	87.30
Total:	106	$20,158,993	100.00%
____________

(1)	Column may not add to total due to rounding.

INTEREST ONLY TERM - COLLATERAL GROUP 7 LOANS

Interest Only Term (Months)	Number of Mortgage Loans	Aggregate Scheduled Principal Balance as of the Cut-Off Date(1)	Percentage of the Aggregate Scheduled Principal Balance of Collateral Group 7 Loans(1)
0	106	$20,158,993	100.00%
Total:	106	$20,158,993	100.00%
____________

(1)	Column may not add to total due to rounding.